CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in Post-Effective Amendment No. 39 to the Registration Statement of The Calvert Fund (Calvert Income Fund and Calvert New Vision Small Cap) (the "Funds") on Form N-1A (File Numbers 2-76510 and 811-3416) of our reports dated November 6, 1998, on our audit of the financial statements and financial highlights of the Funds, which reports are included in the Annual Report to Shareholders for the year ended September 30, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Financial highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/
PricewaterhouseCoopers LLP
Baltimore, Maryland
January 27, 1999